Exhibit 99.1

CF Finance Acquisition Corp. II and View, Inc. expand PIPE issuance to $500 million with an additional $200 million investment from GIC

New York, NY & Milpitas, CA (January 11, 2021): CF Finance Acquisition Corp. II (Nasdaq: CFII) (“CF II”) and View, Inc. (“View”) today announced GIC, Singapore’s sovereign wealth fund, has agreed to invest an additional $200 million in the previously announced private investment in public equity (“PIPE”) issuance. The additional investment from GIC increases the fully committed PIPE investment from $300 million to $500 million.

On November 30, 2020, CF II, a special purpose acquisition company sponsored by Cantor Fitzgerald, and View, Inc., a Silicon Valley-based smart window company, entered into a definitive merger agreement. The transaction is now expected to deliver up to $1 billion of gross proceeds including the contribution of $500 million of cash held in CFII’s trust account from its initial public offering. The combined company will be called View, Inc. and is expected to be publicly listed on Nasdaq following the close of the transaction.

“View is on a mission to address climate change and human health by making buildings smarter, healthier, more sustainable and more connected,” said Dr. Rao Mulpuri, Chairman and Chief Executive Officer of View. “We are growing rapidly and the additional investment from GIC, a long-term investor, will allow us to capitalize on the tremendous growth opportunity ahead of View to modernize infrastructure and build a healthier, more sustainable future.”

For more information, visit: https://view.com/investor-relations

Sidley Austin LLP acted as legal counsel to GIC in connection with the transaction.

About CF Finance Acquisition Corp. II

CF Finance Acquisition Corp. II is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. CF II’s efforts to identify a prospective target business are not limited to a particular industry or geographic region, but CF II intends to focus on industries where its management team and founders have experience, including the financial services, healthcare, real estate services, technology and software industries. CF Finance Acquisition Corp. II is led by Chairman and Chief Executive Officer Howard W. Lutnick.

About View, Inc.

View, Inc. is a technology company creating smart and connected buildings to improve people’s health and wellness, while simultaneously reducing energy consumption. View is the market leader in smart windows that let in natural light and views and enhance mental and physical well-being by significantly reducing headaches, eyestrain, and drowsiness. Every View installation includes a smart building platform that consists of power, network, and communication infrastructure.

On November 30, 2020, View announced plans to become a publicly listed company through a merger with CF II. For more information, see: Smart-Windows-Press-Release.pdf (view.com).

About GIC

GIC is a leading global investment firm established in 1981 to manage Singapore’s foreign reserves. A disciplined long-term value investor, GIC is uniquely positioned for investments across a wide range of asset classes, including equities, fixed income, private equity, real estate and infrastructure. GIC has investments in over 40 countries around the world. Headquartered in Singapore, GIC employs over 1,700 people across 10 offices in key financial cities worldwide. For more information about GIC, please visit GIC’s website at www.gic.com.sg.

Important Information and Where to Find It

This press release relates to a proposed transaction between CF II and View. This press release does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the transaction described herein, CF II has filed a preliminary registration statement on Form S-4, that includes a preliminary proxy statement/prospectus. Following effectiveness of the registration statement, the definitive proxy statement/prospectus will be sent to all CF II stockholders. CF II also will file other documents regarding the proposed transaction with the SEC. Before making any voting or investment decision, investors and security holders of CF II are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction, CF II and View.

Investors and security holders will be able to obtain free copies of the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by CF II through the website maintained by the SEC at www.sec.gov or by directing a request to CF II to 110 East 59th Street, New York, NY 10022 or via email at CFFinanceII@cantor.com or at (212) 938-5000.

Participants in the Solicitation

CF II and View and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from CF II’s stockholders in connection with the proposed transaction. Information about CF II’s directors and executive officers and their ownership of CF II’s securities is set forth in CF II’s filings with the SEC. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of CF II or View, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

Forward-Looking Statements

Certain statements included in this press release that are not historical facts are forward-looking statements within the meaning of the federal securities laws, including safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are sometimes accompanied by words such as “believe,” “continue,” “project,” “expect,” “anticipate,”

“estimate,” “intend,” “strategy,” “future,” “opportunity,” “predict,” “plan,” “may,” “should,” “will,” “would,” “potential,” “seem,” “seek,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. These statements are based on various assumptions, whether or not identified in this press release. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by an investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of CF II and View. Many factors could cause actual future events to differ from the forward-looking statements in this press release, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of CF II’s securities, (ii) the risk that the transaction may not be completed by CF II’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by CF II, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the approval by the stockholders of CF II, the satisfaction of the minimum trust account amount following any redemptions by CF II’s public stockholders and the receipt of certain governmental and regulatory approvals, (iv) the inability to complete the PIPE Investments, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (vi) the effect of the announcement or pendency of the transaction on View’s business relationships, operating results, and business generally, (vii) risks that the transaction disrupt current plans and operations of View and potential difficulties in View employee retention as a result of the transaction, (viii) the outcome of any legal proceedings that may be instituted against View or against CF II related to the merger agreement or the transaction, (ix) the ability to maintain the listing of CF II stock on the Nasdaq Stock Market, (x) volatility in the price of CF II’s securities, (xi) changes in competitive and regulated industries in which View operates, variations in operating performance across competitors, changes in laws and regulations affecting View’s business and changes in the combined capital structure, (xii) the ability to implement business plans, forecasts, and other expectations after the completion of the transaction, and identify and realize additional opportunities,(xiii) the potential inability of View to increase its manufacturing capacity or to achieve efficiencies regarding its manufacturing process or other costs, (xiv) the enforceability of View’s intellectual property, including its patents and the potential infringement on the intellectual property rights of others, (xv) the risk of downturns and a changing regulatory landscape in the highly competitive industry in which View operates, and (xvi) costs related to the transaction and the failure to realize anticipated benefits of the transaction or to realize estimated pro forma results and underlying assumptions, including with respect to estimated stockholder redemptions. These risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of CF II’s Quarterly Reports on Form 10-Q, the registration statement that includes a proxy statement/prospectus on Form S-4 and other documents filed by CF II from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and View and CF II assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither View nor CF II gives any assurance that either View or CF II will achieve its expectations.

Contacts:

For Investors:

IR@View.com

Samuel Meehan

408-493-1358

For Media:

Tom Nolan, Great Ink

tom@greatink.com

908-392-0333

For CF Finance Acquisition Corp. II:

Karen Laureano-Rikardsen

klrikardsen@cantor.com

212-829-4975